Exhibit 21.1

List of Subsidiaries

The subsidiaries of China Teletech Holding, Inc. immediately following the Share Exchange are:

a) Global Telecom Holdings Limited (British Virgin Islands)

b) Shenzhen Jinke Energy Development Co., Ltd. (PRC)